Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Donna Pullen (803) 765-4558

Martin B. Davis Appointed to South State Corporation Board

(COLUMBIA, SC– MAY 17, 2016) -- South State Corporation announced today that Martin B. Davis has been appointed to its Board of Directors.

Davis currently serves as executive vice president of Southern Company Services and chief information officer of Southern Company.  He has spent nearly 30 years leading complex technology organizations in highly regulated environments, including the utility and financial services industry.

“We are pleased to welcome Martin to our board.  His accomplished career in the information technology industry, specifically serving as executive vice president and chief technology officer at Wells Fargo, will provide additional guidance in an ever-changing industry,” said Robert R. Hill, Jr., chief executive officer, South State Corporation.  “Technology is increasingly important as we continue to respond to our customers’ needs and Martin’s leadership in this area will be very valuable.”

“We remain committed to creating continued value for our shareholders,” said Robert R. Horger, chairman of the board of South State Corporation.  “The experience Martin has in IT within the financial services industry will serve our company well.”

Davis will begin his board service term at the July 2016 board meeting and will initially serve on the Risk and Audit Committees of the Board.

“I am honored to join the South State Corporation Board of Directors,” said Davis.  “I’m excited about being a part of a growing financial services company.”

Davis is active in giving back to the community, currently serving on the board of the American Heart Association’s Mid-Atlantic region and formerly serving on the board of trustees at Winston-Salem State University.  Davis resides in Atlanta.

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.7 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

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